As filed with the Securities and Exchange Commission on October 8, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 2, 2015

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 2, 2015, B&G Foods, Inc. amended and restated its existing senior secured credit agreement dated as of June 5, 2014, pursuant to an amendment agreement among B&G Foods, as borrower, the lenders party thereto, Credit Suisse AG, as existing administrative agent and existing collateral agent, and Barclays Bank PLC, as successor administrative agent and successor collateral agent.

The amendment provides for an incremental $500.0 million tranche B term loan facility to be made available under the amended and restated credit agreement to finance a portion of the purchase price for the Green Giant shelf stable and frozen vegetable business that B&G Foods has agreed to purchase from General Mills.  The amendment includes commitments for $500.0 million of tranche B terms loans from the lenders signatory thereto.  Subject to the satisfaction of customary conditions precedent set forth in the amended and restated credit agreement, the incremental tranche B term loans will be funded at the closing of the acquisition, which we expect to occur during the fourth quarter of 2015.

The amendment also provides:

•                  that Barclays Bank PLC will become administrative agent and collateral agent, replacing Credit Suisse AG;

•                  that the applicable margin in effect for the tranche A term loans will not be increased as a result of the funding of the tranche B term loans; and

•                  for certain other amendments to accommodate the Green Giant acquisition and to modify or remove certain restrictive covenants.

The following is a summary of the credit agreement, as amended and restated:

As of October 2, 2015, there are currently $279.4 million of tranche A term loans outstanding.  No tranche B term loans or revolving loans are currently outstanding.  The available borrowing capacity under our revolving credit facility, net of outstanding letters of credit of $2.0 million, is currently $498.0 million.  Proceeds of the revolving credit facility may be used for general corporate purposes, including acquisitions of targets in the same or a similar line of business as our company, subject to specified criteria.  Proceeds of the tranche B term loans may be used to pay the purchase price and related costs and expenses for the Green Giant acquisition.  We are required to pay a commitment fee of 0.50% per annum on the unused portion of the revolving credit facility.  The maximum letter of credit capacity under the revolving credit facility is $50.0 million, with a fronting fee of 0.25% per annum for all outstanding letters of credit and a letter of credit fee equal to the applicable margin for revolving loans that are Eurodollar (LIBOR) loans.  The revolving loans mature on June 5, 2019.

The tranche A term loans mature on June 5, 2019 and are subject to amortization at the following rates: 5% in the first year, 7.5% in the second year, 10% in the third year, 12.5% in the fourth year and 65% in the fifth year.  The tranche B term loans will mature on the seventh anniversary of the date of funding of the tranche B term loans and will be subject to amortization at the rate of 1% per year with the balance due and payable on the maturity date.

If we prepay all or any portion of the tranche B term loans within six months of the funding of the tranche B term loans in connection with a financing that has a lower interest rate or weighted average yield than the tranche B term loans, we will owe a repayment fee equal to 1% of the amount prepaid.  Otherwise, we may prepay the term loans or permanently reduce the revolving credit facility commitment under the amended and restated credit agreement at any time without premium or penalty (other than customary “breakage” costs with respect to the early termination of LIBOR loans).  Subject to certain exceptions, the amended and restated credit agreement provides for mandatory prepayment upon certain asset dispositions or casualty events and issuances of indebtedness.

Interest under the revolving credit facility, including any outstanding letters of credit, and under the tranche A term loan facility, is determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin, and LIBOR plus an applicable margin, in each case depending on our consolidated leverage ratio as set forth in the table below:

Consolidated Leverage Ratio	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Base Rate Loans	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Eurodollar (LIBOR) Loans
> 4.00:1.00	1.00%	2.00%
< 4.00:1.00 > 3.50:1.00	0.75%	1.75%
< 3.50:1.00	0.50%	1.50%

Interest under the tranche B term loan facility will be determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin to be determined prior to the funding date, and LIBOR plus an applicable margin to be determined prior to the funding date.

Pursuant to a guarantee and collateral agreement entered into by B&G Foods and our domestic subsidiaries on June 5, 2014, our obligations under the amended and restated credit agreement are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries (other than a domestic subsidiary that is a holding company for one or more of our foreign subsidiaries).  The amended and restated credit facility is secured by substantially all of our and our domestic subsidiaries’ assets except our and our domestic subsidiaries’ real property.

The amended and restated credit agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants limiting the ability of B&G Foods to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

The amended and restated credit agreement also contains certain financial maintenance covenants, which, among other things, specify a maximum consolidated leverage ratio and a minimum interest coverage ratio, each ratio as defined in the amended and restated credit agreement.  Our consolidated leverage ratio as at the last day of any fiscal quarter may not exceed the ratios indicated below:

Fiscal Quarter Ending	Consolidated Leverage Ratio
December 31, 2015	7.00:1.00
March 31, 2016 through December 31, 2016	6.75:1.00
March 31, 2017 and thereafter	6.50:1.00

We are also required to maintain a consolidated interest coverage ratio of at least 1.75 to 1.00 for any four quarter period.

The amended and restated credit agreement also provides for an incremental term loan and revolving loan facility, pursuant to which we may request that the lenders under the amended and restated credit agreement, and potentially other lenders, provide unlimited additional amounts of term loans or revolving loans or both on terms substantially consistent with those provided under the amended and restated credit agreement.  Among other things, the utilization of the incremental facility is conditioned on our ability to meet a maximum senior secured leverage ratio of 4.00 to 1.00, and a sufficient number of lenders or new lenders agreeing to participate in the facility.

In the ordinary course of business, certain of the lenders under the amended and restated credit agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with B&G Foods and its affiliates for which they have in the past received, and may in the future receive, customary fees.

A copy of the amendment agreement, including the amended and restated credit agreement, which is attached as Exhibit A to the amendment agreement, is filed as Exhibit 10.1 to this report.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The disclosure under Item 1.01 of this report relating to the amendment agreement and the amended and restated credit agreement is incorporated in this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

10.1

Amendment Agreement dated as of October 2, 2015, to the Credit Agreement, dated as of June 5, 2014, among B&G Foods, Inc., as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders, Credit Suisse AG, as existing administrative agent for the lenders and as existing collateral agent for the secured parties and Barclays Bank PLC, as successor administrative agent for the lenders and as successor collateral agent for the secured parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: October 8, 2015	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary